As filed with the Securities and Exchange Commission on January 30, 2006.

Registration No. 333-53652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VINTAGE PETROLEUM, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	73-1182669
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

110 West Seventh Street

Tulsa, Oklahoma 74119

(918) 592-0101

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

VINTAGE PETROLEUM, INC. 1990 STOCK PLAN

VINTAGE PETROLEUM, INC. NON-MANAGEMENT DIRECTOR STOCK OPTION PLAN

(Full Title of Plan)

Charles C. Stephenson, Jr.

Chairman, President and Chief Executive Officer

110 West Seventh Street

Tulsa, Oklahoma 74119

(918) 592-0101

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (registration number 333-53652) filed with the Securities and Exchange Commission on January 12, 2001 (the “Registration Statement”), which registered 5,268,044 shares of common stock (accompanied by Rights to purchase Preferred Stock), par value $0.005 per share (the “Common Stock”), of Vintage Petroleum, Inc. (the “Company”), which includes 5,208,044 shares of Common Stock issuable pursuant to the Company’s 1990 Stock Plan, as amended, and 60,000 shares of Common Stock issuable pursuant to the Company’s Non-Management Director Stock Option Plan.

The Company, Occidental Petroleum Corporation (“Occidental”) and Vintage Petroleum, LLC, formerly known as Occidental Transaction 1, LLC (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of October 13, 2005 (the “Merger Agreement”), pursuant to which, among other things, the Company would be merged with and into Merger Sub, a wholly-owned subsidiary of Occidental and all outstanding shares of Company Common Stock (and associated Rights to purchase Preferred Stock) would be converted into the right to receive $20.00 in cash plus 0.42 of a share of common stock, par value $0.20 per share, of Occidental (these actions are collectively referred to as the “Merger”).

On January 26, 2006, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby.

In connection with the closing of the Merger, the Company has terminated all of its offerings of its Common Stock, Preferred Share Purchase Rights and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock and Preferred Share Purchase Rights registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 30th day of January, 2006.

VINTAGE PETROLEUM, INC.

By:	/s/ C.C. STEPHENSON, JR.
Name:	C.C. Stephenson, Jr.
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

	Signature	Title	Date
	/s/ C.C. STEPHENSON, JR. C.C. Stephenson, Jr.	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 30, 2006

	/S/ WILLIAM L. ABERNATHY* William L. Abernathy	Director, Executive Vice President and Chief Operating Officer	January 30, 2006

	/S/ WILLIAM C. BARNES* William C. Barnes	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 30, 2006

		Director	January , 2006
Rex D. Adams

	/S/ BRYAN H. LAWRENCE* Bryan H. Lawrence	Director	January 30, 2006

		Director	January , 2006
Joseph D. Mahaffey

		Director	January , 2006
Gerald J. Maier

	/s/ JOHN T. MCNABB, II* John T. McNabb, II	Director	January 30, 2006

	/S/ MICHAEL F. MEIMERSTORF* Michael F. Meimerstorf	Vice President and Controller (Principal Accounting Officer)	January 30, 2006

*BY:	/s/ C.C. STEPHENSON, JR. C.C. Stephenson, Jr. Attorney-in-Fact		January 30, 2006

A Power of Attorney authorizing C.C. Stephenson, Jr. to act on behalf of this person has been previously filed with the Securities and Exchange Commission.